SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported: October 26, 2004

MEMS USA, INC.
(Formerly Lumalite Holdings, Inc.)
(Exact name of Registrant as specified in charter)

Nevada	0-4846-3	82-0288840
(State or other jurisdiction	(Commission	(IRS employer
of incorporation)	file number)	identification no.)

5701 Lindero Canyon Rd., #2-100
Westlake Village, CA 91362
(Address of Principal Executive Offices)

Registrant's telephone number, including area code (818) 735-4750

Item 1.01 Entry Into a Material Definitive Agreement

(1)	On October 26, 2004, (the “Closing Date”) Registrant entered into a stock purchase agreement with Bott Equipment Company (“BEC”) and Gulfgate Equipment, Inc. (“GEI”) (collectively, the “Companies”) to purchase 100% of the outstanding shares of those two corporations from the Companies’ president and sole shareholder, Mr. Mark Trumble (“Trumble”).

(2)	Under the terms of the stock purchase agreement, Registrant acquired 100% of the shares of BEC and GEI from Trumble for $50,000 in cash and 1,309,677 shares of Registrant’s newly issued common stock. Of the aforementioned 1,309,677 shares of Registrant’s common stock, 10,752 shares shall, at the behest of Trumble, be directly issued to Nathan Ross, CPA for services Mr. Ross performed on behalf of Trumble.

(3)	Trumble Put:
752,688 shares of the shares issued to Trumble and Ross are subject to a one time put. The exercise of the put must occur, if at all, on or within 10 business days after the day which falls three hundred sixty-six (366) days after the closing date of October 26, 2004 (the “Closing Date”). Under the terms of the put, Trumble or Ross may exchange some or all of the 752,688 shares for an amount equal to $1.86 (which is the average price of Registrant’s stock on the OTC BBC for the thirty trading days comprising September 13, 2004 through October 22, 2004) times the number of shares exchanged by Trumble or Ross pursuant to the put. Should Trumble or Ross choose to exercise this put, Registrant shall have sixty (60) days from the date of exercise to pay off any sums due thereby. Registrant’s performance under the terms of the put is secured by second deeds of trust with vendors’ liens in favor of Trumble on certain parcels of the Companies’ real estate.

Potential Adjustments to the Purchase Price:

The parties agreed that the purchase price was contingent upon the Companies’ Inventory having a minimum value of $700,000 and an equivalency of the Companies’ receivables and payables. If the book value of the Companies’ inventory was less than $700,000, the purchase price shall be reduced by the shortfall. If the inventory is greater than $700,000 the price will be increased by the overage. Similarly, if the Companies’ receivables are greater than the Companies’ payables as of August 31, 2004, the purchase price shall be increased by the overage. If the Companies’ receivables are less their payables, the purchase price shall be reduced by the shortfall. Any adjustment in the purchase price shall be effected by increasing or decreasing the number of shares issued to Trumble by the number calculated by dividing the dollar amount of the shortfall by $1.86.

Penalty Events Which May Cause the Issuance of Additional Shares:
Registrant has agreed to the occurrence of certain milestones in connection with the transaction. Registrant has agreed to create an employee option plan for its employees and those of its affiliates, including, BEC and GEI. In connection with said plan, Registrant has agreed to file an S8 Registration (securities to be offered to employees in employee benefit plans) within 30 days of the Closing Date. Registrant has agreed that it will issue Trumble an additional 123,659 shares of Registrant’s restricted common stock should it fail to achieve this milestone. Registrant has agreed that it will undertake all efforts necessary to remove Trumble’s name from the BEC and GEI lines of credit and Trumble has agreed to assist Registrant in achieving this goal. Trumble will personally introduce Registrant’s officers and representatives to five (5) qualified Texas bankers and Registrant will utilize its best efforts to remove Trumble’s name as guarantor from said credit lines within 90 days of the fifth introduction. Registrant has agreed that it will issue Trumble an additional 370,977 shares of Registrant’s restricted common stock should it fail to achieve this milestone. Mr. Lawrence Weisdorn, Mr. Daniel Moscaritolo and Dr. James Latty have also agreed to join Trumble as guarantors on the BEC and GEI credit lines. Mr. Weisdorn has agreed to join Trumble as guarantor on the BEC and GEI credit lines as expeditiously as practicable after the Closing Date and Mr. Moscaritolo and Mr. Latty have agreed to join as guarantors should Registrant fail to recognize the milestone of removing Trumble’s name as guarantor from the existing credit lines within the specified time period. Registrant has agreed to secure an enforceable best efforts underwriting commitment letter from a qualified investment banker within 45 days of the Closing Date to raise a minimum of $2 million in equity capital. Registrant has agreed that it will issue Trumble an additional 123,659 shares of Registrant’s restricted common stock should it fail to achieve this milestone. Registrant has also agreed, in connection with the aforementioned $2 million equity raise, that it will receive $2,000,000 in gross equity funding within 120 days of the Closing Date. Registrant has agreed that it will issue Trumble an additional 123,659 shares of Registrant’s restricted common stock should it fail to achieve this milestone. Finally, Registrant has recognized that Trumble shall sell 326,344 shares of Registrant’s stock at a purchase price of $606,999.84 to private investors. Should Trumble fail to recognize $606,999.84, through no fault of Trumble, Registrant shall issue up to 494,636 shares of restricted stock to Trumble. The percentage of the Penalty Shares Registrant shall issue, if any, shall be prorated in accordance with any monies received by Trumble during the 60-day period. It is further understood that the penalties are subject to the following schedule: (1) Trumble shall recognize at least $75,000 within 15 days of the Closing Date or he shall receive up to 61,829 Penalty Shares; (2) Trumble shall recognize an additional $75,000 within 30 days of the Closing Date or he shall receive up to an additional 61,829 Penalty Shares; (3) Trumble shall recognize an additional $150,000 within 45 days of the Closing Date or he shall receive up to an additional 123,659 Penalty Shares; and (4) Trumble shall recognize an additional $300,000 within 60 days of Closing Date or he shall receive up to an additional 247,318 Penalty Shares. Each milestone is to be calculated as a stand-alone event. All of the above Penalty Share calculations shall be subject to a pro-rata offset for monies received that fall short of the indicated milestones. For example, should Trumble recognize $70,000 of the first $75,000 within 15 days of the Closing Date, he shall receive (($75,000 - $70,000)/ $75,000) X 61,829 Shares = 4,121 Penalty Shares. Any Penalty Shares accumulated pursuant to the above formula shall inure to Trumble even when Trumble realizes the full $606,999.84.

Non-Competition Agreement:
The agreement also provides that Trumble shall not for a period of eighteen (18) months following his separation from the Companies, unless permitted to do so by Registrant, engage, directly or indirectly as an individual, representative or employee of others, in the business of designing, manufacturing or selling products in competition with Registrant or any of its subsidiaries in any geographic area where Registrant or its subsidiaries are doing business.
The former officers and Directors of GEI and BEC resigned their positions on or before the Closing Date. Registrant, through its current Board of Directors, Dr. Latty, Mr. Moscaritolo and Mr. Weisdorn, has assumed management and control of BEC and GEI. Dr. Latty, has been appointed the Chief Executive Officer of BEC and GEI.
Trumble has agreed to remain the President of GEI for a period of at least one year at a salary of $120,000 per year, plus a performance bonus predicated upon the Companies’ gross sales and EBITA.

Item 2.01 Completion of Acquisition or Disposition of Assets

a.	BEC and GEI were privately held Texas corporations. BEC has provided liquid handling equipment and solutions to the industrial, petroleum marketing, pulp/paper, paint and chemical market places since approximately 1953. As a stocking distributor, Bott maintains components, parts and "know how" to provide application engineering, repair parts and services for each of the manufacturers it represents. Additionally, BEI packages fluid handling solutions into fully integrated and assembled systems meeting customer specifications.
GEI is a manufacturer of quality oil purification equipment and an authorized ASME Code welding facility located in Houston Texas. For over 35 years GEI has been providing design, manufacturing, sales and rental of industrial oil purification solutions to a worldwide market. GEI’s markets include: petrochemical plants, refineries, pulp and paper mills, steel mills, electrical utilities, engineering contractors, municipalities and U.S. government agencies.

b.	Prior to the acquisition, Trumble had no material relationships with Registrant, its officers, directors or any of their associates.

c.	One of Registrant’s directors and officers, Mr. Daniel Moscaritolo, CFO, CTO, provided Registrant with a $50,000 loan in order to facilitate the close the acquisition. Mr. Moscaritolo utilized his equity line of credit, which bears an interest rate of 5.8% and entered into an agreement with Registrant to provide the $50,000 loan with an equivalent rate of interest, 5.8% (the “Loan”). The Loan is payable within 30 days upon demand and secured by Registrant’s and Registrant’s subsidiary, MEMS USA, Inc.’s, accounts receivable, and personal property assets. In a separate agreement, Mr. Lawrence Weisdorn, Sr. (father of Lawrence Weisdorn, Jr., a member of Registrant’s Board of Directors), agreed to purchase 326,344 shares of Trumble’s stock at a purchase price of $606,999.84 (i.e., $1.86 per share), in staggered amounts from the Closing Date. Mr. Weisdorn, Sr., has agreed to purchase $75,000 worth of shares at that price within 15 days of the Closing Date; an additional $75,000 within 30 days of the Closing Date; an additional $150,000 worth of shares within 45 days of the Closing Date; and an additional $306,999.84 worth of shares within 60 days of the Closing Date. Mr. Weisdorn, Sr., has also agreed to exchange with Trumble 100,000 shares of Mr. Weisdorn, Sr.’s registered shares of Registrant’s common stock for 100,000 unregistered shares of Registrant’s common stock issued to Trumble under the stock purchase agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEMS USA, INC.

Date: November 1, 2004	By:	/s/ Lawrence Weisdorn
Lawrence Weisdorn, CFO
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